Exhibit 99.1

NNPT LLC, a Texas Wholly Owned Subsidiary of Spherix Inc, Commences Patent Litigation Against Huawei

Spherix Subsidiary Continues Monetization of Famous Nortel Patents

LONGVIEW, TX, June 10, 2014 /PRNewswire/ -- NNPT, LLC, (“NNPT”) a Texas wholly owned subsidiary of Spherix Incorporated (NASDAQ: SPEX), today announced it has commenced patent litigation in the United States District Court for the Eastern District Of Texas against Huawei Device USA Inc.; Huawei Technologies USA Inc.; Huawei Technologies Cooperatif U.A. and Futurewei Technologies, Inc. (“Huawei”). The NNPT complaint alleges that Huawei, one of the world’s largest manufacturers and sellers of routing and switching products for high-performance networks, infringes five patents assigned to NNPT.

The patents asserted in the litigation were developed by Nortel Networks. The patented technology relates to routers and switches sold by Huawei that move data across a network. NNPT contends the scope of Huawei’s infringement of the asserted patents has been and continues to be immense. The complaint against Huawei alleges that the majority of Huawei’s revenue from at least January 1, 2011, until the present has been generated by products and services implementing technology that infringes the asserted patents. The NNPT complaint seeks recovery of damages for a portion of the significant revenue associated with the infringed patents.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “Spherix, through its Texas subsidiary NNPT, continues to aggressively work to monetize the valuable intellectual property developed by world famous Nortel Networks, with this complaint filed in the United States District Court for the Eastern District of Texas.  In our view, the Eastern District of Texas is one of the more rapidly moving federal district courts in the country and a court with a reputation for being extremely knowledgeable about patent law. To date, we have filed infringement lawsuits against Cisco, AT&T, Uniden, VTech, T-Mobile, and Juniper Networks, and now Huawei.”

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Hayden IR

Brett Mass

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

Spherix Contact:

Phone: (703) 992-9325

Email: info@spherix.com

www.spherix.com